                                                                Exhibit 3.1(m)


          CERTIFICATE OF THE VOTING POWERS, DESIGNATIONS, PREFERENCES
            AND RELATIVE, PARTICIPATING, OPTIONAL OR OTHER SPECIAL
                  RIGHTS, AND QUALIFICATIONS, LIMITATIONS OR
                           RESTRICTIONS THEREOF, OF
                         10 1/4% SERIES M EXCHANGEABLE
                                PREFERRED STOCK

                                       OF

                                     TW INC.

                                 --------------

             Pursuant to Section 151 of the General Corporation Law
                            of the State of Delaware

                                 --------------

          TW INC. (the "Corporation"), a corporation organized and existing by virtue of the General Corporation Law of the State of Delaware (the "DGCL"), does hereby certify that the following resolution was duly adopted by action of the Board of Directors of the Corporation (the "Board of Directors") at a
meeting duly held on [       ], 1996.

          RESOLVED that pursuant to the authority expressly granted to and vested in the Board of Directors by the provisions of Section 2 of Article IV of the Restated Certificate of Incorporation of the Corporation, as amended from time to time (the "Certificate of Incorporation"), and Section 151(g) of the DGCL, the Board of Directors hereby creates, from the authorized shares of Preferred Stock, par value $.10 per share (the "Preferred Stock"), of the Corporation authorized to be issued pursuant to the Certificate of Incorporation, a series of Preferred Stock, and hereby fixes the voting powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, of the shares of such series as follows:

          The series of Preferred Stock hereby established shall consist of 15,200,000 shares designated as 10 1/4% Series M Exchangeable Preferred Stock (such series being hereinafter referred to as "Series M Stock" or "this
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                                                                            2

Series"). The rights, preferences and limitations of the Series M Stock shall be as follows:

          1.  Definitions.  As used herein, the following terms shall have the
              ------------
following meanings:

          1.1. "Accrued Dividends" shall mean, with respect to any share of this Series, as of any specified date, the accrued and unpaid dividends on such share.

          1.2. "Applicable Series B Redemption Date" shall mean, with respect to any Mandatory Redemption Date, the Series B Redemption Date occurring one year and one day prior to such Mandatory Redemption Date.

          1.3. "Board of Directors" shall mean the Board of Directors of the Corporation or, with respect to any action to be taken by the Board of Directors, any committee of the Board of Directors duly authorized to take such action.

          1.4. "Board of Representatives of TWE" shall mean the Board of Representatives of TWE (as defined in the TWE Partnership Agreement).

          1.5. "Business Day" shall mean any day other than a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law or executive order to close.

          1.6. "Certificate" shall mean the certificate of the voting powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, of 10 1/4% Series M Exchangeable Preferred Stock filed with respect to this resolution with the Secretary of State of the State of Delaware pursuant to Section 151 of the DGCL.

          1.7.  "Change of Control" shall mean:

               (i) whenever, in any three-year period, a majority of the members of the Board of Directors elected during such three-year period shall have been so elected against the recommendation of the management of the Corporation or the Board of Directors in office immediately prior to such election; it being understood that for purposes of this clause (i) a member of such Board of Directors shall be deemed to have been elected against the recommendation of such Board of Directors
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                                                                            3

     if his or her initial election occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than such Board of Directors; or

               (ii) whenever any Person shall acquire (whether by merger, consolidation, sale, assignment, lease, transfer or otherwise, in one transaction or any related series of transactions) or otherwise beneficially own voting securities of the Corporation that represent in excess of 50% of the voting power of all outstanding voting securities of the Corporation generally entitled to vote for the election of directors, if such Person had acquired or publicly announced its intention to initially acquire ten percent or more of such voting securities in a transaction that had not, within 30 days after the date of such acquisition or public announcement, been approved by the management of the Corporation.

          1.8. "Common Stock" shall mean the class of Common Stock, par value $.01 per share, of the Corporation or any other class of stock resulting from successive changes or reclassifications of such Common Stock consisting solely of changes in par value, or from par value to no par value, or as a result of a subdivision or combination.

          1.9. "Cumulative Priority Capital of the TWE Series B Interests" shall mean, as of any date, the excess of (a) the sum of (i) the aggregate B Contributions (as defined in the TWE Partnership Agreement) of the Corporation (and its subsidiaries) and (ii) the aggregate cumulative B Returns (as defined in the TWE Partnership Agreement) of the Corporation (and its subsidiaries) as of such date, over (b) the sum of all distributions theretofore made to the Corporation (and its subsidiaries) with respect to the TWE Series B Interests pursuant to the TWE Partnership Agreement.

          1.10. "DGCL" shall mean the General Corporation Law of the State of Delaware.

          1.11. "Dividend Payment Date" shall mean March 30, June 30, September 30 and December 30 of each
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                                                                            4

year, commencing on the first such date to occur following the Issue Date (the "First Dividend Payment Date").

          1.12. "Dividend Record Date" shall mean, with respect to each Dividend Payment Date, the twentieth day immediately preceding such Dividend Payment Date.

          1.13. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

          1.14. "Excluded Tax Distributions" shall mean, with respect to any period, all Tax Distributions made by TWE during such period other than Included Tax Distributions.

          1.15.  "Final Redemption Date" shall mean July 1, 2016.

          1.16. "Included Tax Distributions" shall mean, with respect to any period, Tax Distributions made by TWE during such period with respect to the TWE Series B Interests, but only if the total distributions made by TWE during such period with respect to the TWE Series B Interests exceed such Tax Distributions.

          1.17. "Insolvency Distribution Date", shall mean the date of the completion of the liquidation, winding up or dissolution of TWE upon the Insolvency of TWE, including the distribution of all of the cash and non-cash assets to the partners of TWE.

          1.18.  "Insolvency of TWE" shall mean:

               (i) the entry by a court having jurisdiction in the premises of
     (a) a decree or order for relief in respect of TWE in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or (b) a decree or order adjudging TWE a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of TWE under any applicable federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of TWE or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief or
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                                                                            5

     any such other decree or order under either clause (a) or (b) above unstayed and in effect for a period of 60 consecutive days; or

               (ii) the commencement by TWE of a voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree or order for relief in respect of TWE in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable federal or state law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of TWE or of any substantial part of its property, or the making by it of a general assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the adoption of a resolution by the Board of Representatives of TWE to take any of the foregoing actions.

          1.19. "Insolvency Redemption Amount" shall mean an amount equal to the lesser of (i) the sum of (a) the Pro Rata Percentage as of the Insolvency Distribution Date, multiplied by the sum of cash distributions and non-cash distributions (the value of which shall be determined pursuant to a TWE Insolvency Valuation) received by the Corporation (and its subsidiaries) with respect to its TWE Series B Interests and its TWE Junior Interests in connection with such liquidation, winding up or dissolution in accordance with the TWE Partnership Agreement, and (b) an amount equal to the aggregate dividends payable during the period from the Insolvency Distribution Date to the Insolvency Redemption Date on the shares of Series M Stock outstanding from time to time during such period and (ii) the aggregate Liquidation Preference of the outstanding shares of Series M Stock plus Accrued Dividends thereon.

          1.20. "Insolvency Redemption Amount Per Share" shall mean an amount equal to (i) the Insolvency Redemption
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                                                                            6

Amount divided by (ii) the number of shares of Series M Stock outstanding on the Insolvency Redemption Date.

          1.21. "Insolvency Redemption Date", shall mean the day that is one year and one day following the Insolvency Distribution Date.

          1.22. "Issue Date" shall mean, with respect to each share of Series M Stock, the date upon which such share is first issued.

          1.23. "Junior Stock" shall mean the Common Stock, the Series A Participating Cumulative Preferred Stock and the shares of any other class or series of stock of the Corporation created after the Initial Issue Date that, by the terms of the Certificate of Incorporation or of the instrument by which the Board of Directors, acting pursuant to authority granted in the Certificate of Incorporation, shall fix the relative rights, preferences and limitations thereof, shall be junior to the Series M Stock in respect of the right to receive dividends or to participate in any other distribution of assets.

          1.24. "Liquidation Preference" shall mean, with respect to each share of Series M Stock, $1,000.

          1.25. "Mandatory Redemption Amount" shall mean an amount equal to (i) the Pro Rata Percentage (determined as of June 30, 2015, without giving effect to the Series B Redemption occurring on such date) multiplied by the amount (as determined by a TWE Valuation) that the Corporation (and its subsidiaries) would have received in accordance with the TWE Partnership Agreement with respect to its TWE Series B Interests and its TWE Junior Interests, had TWE sold all of its assets and liquidated on June 30, 2015, plus (ii) the aggregate dividends payable from July 1, 2015 to July 1, 2016 on the shares of Series M Stock from time to time outstanding during such period.

          1.26. "Mandatory Redemption Amount Per Share" shall mean an amount equal to (i) the Mandatory Redemption Amount divided by (ii) the number of shares of Series M Stock outstanding on the Final Redemption Date.

          1.27. "Mandatory Redemption Date" shall mean July 1 of each of 2012, 2013, 2014 and 2015.
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                                                                            7

          1.28. "Mandatory Redemption Price Per Share" shall mean an amount equal to the Liquidation Preference of each share of Series M Stock to be redeemed, plus Accrued Dividends thereon.

          1.29. "Material Contribution of Assets" shall mean a contribution to TWE in a single transaction or a series of related transactions of Relevant Assets, the fair market value of which (net of associated debt) is in excess of $1,000,000,000 (as determined by the Board of Directors in good faith).

          1.30. "Nationally Recognized Investment Banking Firm" shall mean an investment banking firm having a national reputation in the United States that shall have experience in valuation or securities rating matters, as the case may be, and that shall be approved by a majority of the members of the Board of Directors who are not officers or employees of the Corporation or its subsidiaries, including TWE.

          1.31. "Optional Redemption Price Per Share" shall mean, as of any date, the price at which the Corporation may, at its option, redeem one share of the Series M Stock pursuant to Section 3.1.

          1.32. "Parity Stock" shall mean the shares of the Corporation's Series D Convertible Preferred Stock, Series E Convertible Preferred Stock, Series F Convertible Preferred Stock, Series G Convertible Preferred Stock, Series H Convertible Preferred Stock, Series I Convertible Preferred Stock, Series J Convertible Preferred Stock and any other class or series of stock of the Corporation created after the Initial Issue Date that, by the terms of the Certificate of Incorporation or of the instrument by which the Board of Directors, acting pursuant to authority granted in the Certificate of Incorporation, shall fix the relative rights, preferences and limitations thereof, shall, in the event that the stated dividends thereon are not paid in full, be entitled to share ratably with the Series M Stock in the payment of dividends, including accumulations, if any, in accordance with the sums which would be payable on such shares if all dividends were declared and paid in full, or shall, in the event that the amounts payable thereon in liquidation are not paid in full, be entitled to share ratably with the Series M Stock in any other distribution of assets in accordance with the sums that would be payable in such distribution if all sums payable were discharged in
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                                                                            8

full; provided, however, that the term "Parity Stock" shall be deemed to refer
      --------  -------
(i) in Section 2.3 hereof, to any stock that is Parity Stock in respect of dividend rights; (ii) in Section 10 hereof, to any stock that is Parity Stock in respect of the distribution of assets; and (iii) in Section 9.1 hereof, to any stock that is Parity Stock in respect of either dividend rights or the distribution of assets and that, pursuant to the Certificate of Incorporation or any instrument in which the Board of Directors, acting pursuant to authority granted in the Certificate of Incorporation, shall so designate, is entitled to vote as part of the Voting Rights Class.

          1.33. "Person" shall mean any individual, corporation, general partnership, limited partnership, limited liability partnership, joint venture, association, joint-stock company, trust, limited liability company, unincorporated organization or government or any agency or political subdivision thereof.

          1.34. "Pro Rata Percentage" shall mean, as of any date, a fraction, the numerator of which shall be the aggregate Liquidation Preference of the outstanding shares of Series M Stock as of such date, plus Accrued Dividends thereon, and the denominator of which shall be the Cumulative Priority Capital of the TWE Series B Interests as of such date. In calculating the Pro Rata Percentage in connection with the mandatory redemption on the Final Redemption Date or upon an Insolvency of TWE, the Cumulative Priority Capital of the TWE Series B Interests shall be increased by the sum of all Tax Distributions (other than Included Tax Distributions) made by TWE to the Corporation (and its subsidiaries) following April 11, 1996, with respect to the TWE Series B Interests.

          1.35. "Rating Confirmation" shall mean either (i) a confirmation from each of Moody's Investors Service, Inc. or any successor to its rating agency business ("Moody's") and Standard and Poor's Corporation or any successor to its rating agency business ("S&P") that any contemplated redemption or exchange by the Corporation would not result in a downgrade of its rating of the Corporation's senior unsecured long-term debt, or (ii) a good faith determination by the Board of Directors or any committee thereof (after consultation with a Nationally Recognized Investment Banking Firm) that any contemplated redemption or exchange by the Corporation should not result in a downgrade in the rating
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                                                                            9

of the Corporation's senior unsecured long-term debt by either Moody's or S&P.

          1.36. "Redeemable Number" shall mean, with respect to any Mandatory Redemption Date, a number (rounded down to the nearest whole number) of shares of Series M Stock equal to (i) the Pro Rata Percentage (as of the Applicable Series B Redemption Date without giving effect to the Series B Redemption occurring on such date) of the amount of (a) cash distributions received by the Corporation (and its subsidiaries) in respect of the Series B Redemption occurring on the Applicable Series B Redemption Date, plus (b) cash distributions received by the Corporation in respect of its TWE Junior Interests from the Applicable Series B Redemption Date to such Mandatory Redemption Date, divided by (ii) the Liquidation Preference per share of Series M Stock plus Accrued Dividends thereon; provided, however, that in no event shall the
                           --------  -------
Redeemable Number exceed 20%, 25%, 33 1/3% and 50% of the number of shares of Series M Stock outstanding on the Mandatory Redemption Dates occurring on July 1 of 2012, 2013, 2014 and 2015, respectively.

          1.37. "Relevant Assets" shall mean filmed entertainment or programming assets currently owned by the Corporation or any of its subsidiaries (other than TWE) or that the Corporation or any of its subsidiaries (other than TWE) currently has an agreement to acquire.

          1.38. "Reorganization of TWE" shall mean (i) any merger or consolidation of TWE or any sale of all or substantially all of the assets of TWE, (ii) the liquidation, winding up or dissolution of TWE other than as a result of the Insolvency of TWE, (iii) the making of any distributions, in cash or other property (other than cash distributions in accordance with the TWE Partnership Agreement), on the partnership interests in TWE from and after April 11, 1996, having an aggregate fair market value (together with any such prior distributions) in excess of $500,000,000 as determined by the Board of Directors in good faith, (iv) any transaction or series of related transactions that results in a sale or transfer of 10% or more of the total assets of TWE (excluding asset swaps and contributions to subsidiaries or joint ventures, other than joint ventures with any partner of TWE as of the Initial Issue Date that is not a subsidiary of the Company) unless such sale or transfer is made at fair market value, the proceeds of such sale or transfer are substantially in cash
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                                                                            10

and such cash is used to repay debt or is reinvested in the business of TWE, (v) any transfer in the beneficial ownership of a class of partnership interests in TWE that would result in the Corporation (directly or indirectly) owning (after giving effect to any reductions permitted by clauses (a) or (b) of this clause
(v)) less than 90% or more than 110% of its percentage ownership interest in such class of partnership interests in TWE as of April 11, 1996, other than any change resulting from (a) cash distributions in accordance with the TWE Partnership Agreement or (b) the issuance of partnership interests in TWE upon exercise of the U S WEST Option, (vi) any material reduction in voting or management rights of the Corporation (and its subsidiaries) in TWE, (vii) any issuance of additional partnership interests in TWE that rank senior to the TWE Series B Interests (other than (a) the TWE Contingent Interests, (b) partnership interests in TWE issued upon exercise of the U S WEST Option or (c) partnership interests in TWE having a fair market value (together with any such prior issuances) no greater than $500,000,000, as determined by the Board of Directors in good faith, issued in connection with any contribution of assets to TWE), it being understood that allocations of income or accretion with respect to the capital accounts associated with the outstanding partnership interests in TWE shall not be considered issuances of additional partnership interests in TWE,
(viii) any amendment to the TWE Partnership Agreement (other than an amendment to effectuate an issuance of partnership interests in TWE permitted by clause
(vii)(c) above) that adversely affects the allocation of income or payment of distributions to, or priority capital rate of return or priority of, the TWE Series B Interests or (ix) the date that is six months following the occurrence of a Material Contribution of Assets that does not otherwise result in the occurrence of an event specified in clauses (i) through (viii) above.

          1.39. "Reorganization Redemption/Exchange Date" means, with respect to any Reorganization of TWE, the first Dividend Payment Date following the 90th day after such Reorganization of TWE; provided, however, that if such first
                                      --------  -------
Dividend Payment Date occurs on or prior to the 30th day following such 90th day, then the Reorganization Redemption/Exchange Date means the second Dividend Payment Date following the 90th day after such Reorganization of TWE.

          1.40. "Reorganization Redemption Price Per Share" shall mean, with respect to each share of Series M Stock, (i) (a) 110% of the Liquidation Preference thereof, plus (b) Accrued Dividends thereon, or (ii) if the Series M Stock may be redeemed at the option of the Corporation at such time, the Optional Redemption Price Per Share then in effect.

          1.41. "Senior Stock" shall mean the shares of any class or series of stock of the Corporation created after the Initial Issue Date that, by the terms of the Certificate of Incorporation or of the instrument by which the Board of Directors, acting pursuant to authority granted in the Certificate of Incorporation, shall fix the relative rights, preferences and limitations thereof, shall be senior to the Series M Stock in respect of the right to receive dividends or to participate in any other distribution of assets.

          1.42. "Series B Redemption" shall mean each distribution with respect to the TWE Series B Interests in accordance with Section 8.4(c)(ii) of the TWE Partnership Agreement.

          1.43. "Series B Redemption Date" shall mean June 30 of each of 2011, 2012, 2013, 2014 and 2015.

          1.44. "Series L Stock" shall mean the Corporation's 10-1/4% Series L Exchangeable Preferred Stock that may be issued after the Initial Issue Date upon a Reorganization of TWE pursuant to Section 6.1(i), and that shall have the voting powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions as are set forth in a certificate of designations substantially in the form attached hereto as Exhibit A. 1/
                     -

          1.45. "Tax Distributions" shall mean cash distributions made to the Corporation (and its subsidiaries) pursuant to Section 8.5 of the TWE Partnership Agreement.

          1.46. "TWE" shall mean Time Warner Entertainment Company, L.P., a Delaware limited partnership.

          1.47. "TWE Contingent Interests" shall mean the partnership interests in TWE associated with the C Sub-

- ---------------------
    1/ Note: Series L Stock certificate of designations to be included as
    -  ----
Exhibit A.
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                                                                            12

Accounts and the D Sub-Accounts (each as defined in the TWE Partnership Agreement) of the Corporation (and its subsidiaries).

          1.48. "TWE Insolvency Valuation" shall mean the average of the determinations of two Nationally Recognized Investment Banking Firms with respect to the fair market value, as of the Insolvency Distribution Date, of each non-cash distribution from TWE received by the Corporation (and its subsidiaries) upon a liquidation, winding up or dissolution of TWE upon the Insolvency of TWE. The Nationally Recognized Investment Banking Firms shall be selected by the Corporation within 30 days following the Insolvency Distribution Date and shall render their opinions within 90 days following the Insolvency Distribution Date. For purposes of the foregoing, (i) the fair market value of such non-cash distributions shall be based on the price at which such property would be sold in an arm's-length transaction between a willing buyer and a willing seller, and to the extent such property comprises an operating business, it shall be valued on a going concern basis; and (ii) such value shall be increased by the sum of all Tax Distributions (other than Included Tax Distributions) made by TWE to the Corporation (and its subsidiaries) following April 11, 1996, with respect to the TWE Series B Interests.

          1.49. "TWE Junior Interests" shall mean the TWE Residual Interests together with the TWE Contingent Interests.

          1.50. "TWE Partnership Agreement" shall mean that certain Agreement of Limited Partnership, dated as of October 29, 1991, as the same may be amended from time to time.

          1.51. "TWE Residual Interests" shall mean the partnership interests in TWE associated with the Common Sub-Accounts (as defined in the TWE Partnership Agreement) of the Corporation (and its subsidiaries).

          1.52. "TWE Series A Interests" shall mean the partnership interests in TWE associated with the A Sub-Accounts (as defined in the TWE Partnership Agreement) of the Corporation (and its subsidiaries).

          1.53. "TWE Series B Interests" shall mean the partnership interests in TWE associated with the B Sub-

Accounts (as defined in the TWE Partnership Agreement) of the Corporation (and its subsidiaries).

          1.54. "TWE Valuation" shall mean the average of the determinations of two Nationally Recognized Investment Banking Firms with respect to the fair market value of the assets of TWE as of June 30, 2015 (without giving effect to the Series B Redemption or any distribution in respect of the TWE Junior Interests occurring on such date). The Nationally Recognized Investment Banking Firms shall be selected by the Corporation by September 28, 2015 and shall render their opinions by November 27, 2015. For purposes of the foregoing, (i) the fair market value of the assets of TWE shall be determined on a going concern basis, assuming that each division of TWE is sold in a separate arm's-length transaction between a willing buyer and a willing seller; and (ii) such value shall be increased by the sum of all Tax Distributions (other than Included Tax Distributions) made by TWE to the Corporation (and its subsidiaries) following April 11, 1996, with respect to the TWE Series B Interests.

          1.55. "U S WEST Option" shall mean the option granted to U S WEST, Inc., a Delaware corporation, to increase its share of the partnership interests in TWE pursuant to the Option Agreement, dated as of September 15, 1992, between TWE and U S WEST, Inc.

          1.56. "Voting Rights Triggering Event" shall mean the failure of the Corporation to (i) pay dividends on the Series M Stock in cash, or to the extent permitted by its terms, by the issuance of additional shares of Series M Stock, for more than six consecutive quarterly dividend periods or (ii) discharge any redemption or exchange obligation with respect to the Series M Stock.

          2.  Dividends.
              ----------

          2.1. The holders of shares of the outstanding Series M Stock shall be entitled, when, as and if declared by the Board of Directors out of funds legally available therefor, to receive dividends on each outstanding share of Series M Stock. Except as otherwise provided in this Section 2.1, each quarter-annual dividend shall be an amount per share (rounded to the nearest $.01) equal to $25.625 per $1,000 Liquidation Preference of Series M Stock (the "Preferred Dividend Amount") and shall be payable on each Dividend Payment Date, to the holders of record of Series M Stock at the close of business on the Dividend Record Date
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                                                                            14

applicable to such Dividend Payment Date, commencing on the First Dividend Payment Date. Such dividends shall be cumulative and shall accrue on a day-to-day basis, whether or not earned or declared, from and after the Issue Date applicable to each share of this Series. Dividends on the Series M Stock that are not declared and paid when due will compound quarterly on each Dividend Payment Date at the dividend rate. Dividends payable for any partial dividend period shall be computed on the basis of actual days elapsed over a 365- (or 366-) day year. Notwithstanding the foregoing, the amount accruing and payable in respect of the first dividend on the Series M Stock payable after the date of the Certificate shall equal the Preferred Dividend Amount.

          2.2. Dividends may, at the option of the Corporation, be paid on any Dividend Payment Date either in cash or by issuing fully paid and nonassessable shares of Series M Stock with an aggregate Liquidation Preference equal to the amount of such dividends; provided, however, that dividends payable on any
                          --------  -------
Dividend Payment Date shall be paid (i) in cash, to the extent of an amount equal to the Pro Rata Percentage as of the Preceding Dividend Record Date multiplied by the amount of cash distributions, other than Excluded Tax Distributions, if any, received by the Corporation (and its subsidiaries) with respect to its TWE Series B Interests and TWE Junior Interests on or after the Preceding Dividend Record Date to but not including, the current Dividend Record Date, and (ii) in Series M Stock or cash, at the Corporation's option, to the extent of any balance.

          2.3. Except as hereinafter provided in this Section 2.3, no full dividends or other distributions may be declared or paid or set apart for payment on Series M Stock or any other Parity Stock, and no Parity Stock, including the Series M Stock, may be repurchased, exchanged, redeemed or otherwise acquired by the Corporation, nor may funds be set apart for payment with respect thereto, unless full cumulative dividends shall have been paid or set apart for such payment on, and all applicable redemption, exchange and repurchase obligations shall have been satisfied with respect to, all outstanding shares of Series M Stock and such other Parity Stock; provided,
                                                                  --------
however, that dividends or distributions may be made on Parity Stock if they are
- -------
payable in Junior Stock, and Parity Stock may be converted into or exchanged for Parity Stock (having no greater preference upon liquidation) or Junior Stock; and provided
    --------
further that if the Company shall have satisfied all applicable redemption,
- -------
exchange and repurchase obligations with respect to all outstanding shares of Series M Stock and other Parity Stock, but if full dividends are not so paid, the Series M Stock shall share dividends with all other Parity Stock, so that the amount of dividends declared per share on Series M Stock and all such other Parity Stock shall in all cases bear to each other the same ratio that full cumulative dividends per share on the shares of Series M Stock and all such other Parity Stock bear to each other. No dividends or other distributions may be paid or set apart for such payment on Junior Stock, and no Junior Stock may be repurchased, exchanged, redeemed or otherwise acquired nor may funds be set apart for payment with respect thereto, if full cumulative dividends have not been paid on, or any applicable redemption, exchange or repurchase obligations shall not have been satisfied with respect to, the Series M Stock and all other Parity Stock; provided, however, that dividends or distributions may be made on
              --------  -------
Junior Stock if they are payable-in-kind in additional shares of, or warrants, rights, calls or options exercisable for or convertible into additional shares of, Junior Stock; and provided further that Junior Stock may be converted into
                      -------- -------
or exchanged for Junior Stock.

          2.4. Holders of shares of Series M Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of full cumulative dividends, as herein provided, on the Series M Stock. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series M Stock that may be in arrears (it being understood that the compounding of unpaid dividends shall not constitute money in lieu of interest).

          2.5. To the extent that the amount of any quarter-annual dividend payable to a holder of Series M Stock (in respect of all shares held by such holder) that is payable in additional shares of Series M Stock, valued at the Liquidation Preference thereof, does not equal a whole number of shares of Series M Stock, such fractional amount shall be paid in cash to such holder of Series M Stock.

          3.  Optional Redemption.
              --------------------

          3.1. At any time on or after July 1, 2006, the Corporation may, at its sole option, subject to the provisions of Sections 2.3 and 3.2, redeem, out of funds legally available therefor, all or any part of the outstanding shares of Series M Stock. The redemption prices for each share of Series M Stock called for redemption during the 12-month periods commencing on July 1 of the years set forth below shall be the amount (expressed as a percentage of the Liquidation Preference thereof) set forth opposite such years, plus Accrued Dividends thereon to the redemption date.

       Period              Percentage of Liquidation Preference
       ------              -------------------------------------
        2006                      105.125%
        2007                      103.844%
        2008                      102.563%
        2009                      101.281%
 2010 and thereafter              100.000%

          3.2. No optional redemption shall be effected unless the Corporation shall have obtained a Rating Confirmation with respect to such redemption.

          4.  Mandatory Redemption.
              ---------------------

          4.1. On each Mandatory Redemption Date, the Corporation shall redeem, out of funds legally available therefor, the Redeemable Number of shares of Series M Stock with respect to such Mandatory Redemption Date at the Mandatory Redemption Price Per Share.

          4.2. On the Final Redemption Date, the Corporation shall redeem, out of funds legally available therefor, each of the then outstanding shares of Series M Stock at the lesser of the Mandatory Redemption Amount Per Share and the Mandatory Redemption Price Per Share; provided, however, that if the
                                          --------  -------
Corporation does not obtain a TWE Valuation within 120 days following the final Series B Redemption Date, the Corporation shall redeem, out of funds legally available therefor, such shares at the Mandatory Redemption Price Per Share; and

provided further that, if the TWE Series B Interests have been fully redeemed in
- -------- -------
accordance with the TWE Partnership Agreement, the Corporation shall redeem, out of funds legally available therefor, such shares at the Mandatory Redemption Price Per Share.

          4.3. Upon the redemption of all of the outstanding shares of Series M Stock on the Final Redemption

Date pursuant to Section 4.2, the Corporation's obligations with respect thereto will be discharged.

          5.  Redemption upon Insolvency of TWE.
              ----------------------------------

          5.1. In the event of a liquidation, winding up or dissolution of TWE upon the Insolvency of TWE, the Corporation shall redeem, out of funds legally available therefor, each of the outstanding shares of Series M Stock on the Insolvency Redemption Date at the Insolvency Redemption Amount Per Share.

          5.2. Upon such redemption, the Corporation's obligation with respect to the Series M Stock will be discharged.

          6.  Reorganization of TWE.
              ----------------------

          6.1. In the event of a Reorganization of TWE, on the Reorganization Redemption/Exchange Date, the Corporation shall either (at its election) (i) exchange each outstanding share of Series M Stock for shares of Series L Stock having an aggregate liquidation preference of $1,000 plus the Accrued Dividends on such share of Series M Stock so exchanged (the "Reorganization Exchange") or
(ii) redeem, out of funds legally available therefor, each outstanding share of Series M Stock at the Reorganization Redemption Price Per Share (the "Reorganization Redemption"); provided, however, that the Corporation may not
                              --------  -------
effect a Reorganization Redemption prior to July 1, 2011 unless the Corporation shall have obtained a Rating Confirmation with respect to such Reorganization Redemption; and provided, further, that the Corporation may not effect a
                --------  -------
Reorganization Exchange on or after July 1, 2011. Within 90 days after a Reorganization of TWE, the Corporation shall make a public announcement that a Reorganization of TWE has occurred and as to whether it will effect a Reorganization Exchange or Reorganization Redemption.

          6.2. The Corporation shall be entitled to effect a Reorganization Exchange only to the extent that upon issuance of shares of Series L Stock such shares shall be duly authorized and validly issued, fully paid and nonassessable shares of Series L Stock. Certificates for shares of Series L Stock issued in exchange for surrendered shares of this Series pursuant to a Reorganization Exchange shall be made available by the Corporation not later than the fifth Business Day following the Reorganization Redemption/Exchange Date.

          6.3. Prior to giving notice of its intention to effect a Reorganization Exchange, the Corporation shall execute and file with the Secretary of State of the State of Delaware a certificate of designations substantially in the form of Exhibit A hereto relating to the Series L Stock, with such changes as may be required by law or that would not adversely affect the interests of the holders of the Series L Stock.

          6.4. To the extent that in connection with a Reorganization Exchange any holder of Series M Stock shall be entitled to receive, in respect of all of its shares of Series M Stock, a number of shares of Series L Stock that does not equal a whole number of shares, then such holder shall receive cash in lieu of such fractional amount.

          7.  Procedure for Redemption or Exchange.
              -------------------------------------

          7.1. In the event the Corporation shall elect or be required to redeem or exchange shares of Series M Stock pursuant to Sections 3, 4, 5 or 6 hereof, notice of such redemption or exchange shall be given by first-class mail, not less than 30 nor more than 60 days prior to the redemption or exchange date, to each record holder of the shares to be redeemed or exchanged, at such holder's address as the same appears on the books of the Corporation. Each such notice shall state: (i) whether the redemption or exchange is pursuant to
Section 3, 4, 5 or 6 hereof; (ii) the time and date as of which the redemption or exchange shall occur; (iii) the total number of shares of Series M Stock to be redeemed or exchanged and, if fewer than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder;
(iv) in the case of a redemption, the redemption price; (v) the place or places where certificates for such shares are to be surrendered for payment of the redemption price in the case of a redemption, or for delivery of certificates representing shares of Series L Stock in the case of an exchange; (vi) that dividends on the shares to be redeemed will cease to accrue on such redemption or exchange date unless the Corporation defaults in the payment of the redemption price or fails to satisfy its exchange obligation; and (vii) in the case of redemption, the name of any bank or trust company, if any, performing the duties referred to in Section 7.3.

          7.2. On or before any redemption or exchange date, each holder of shares of Series M Stock to be redeemed or exchanged shall surrender the certificate or certificates representing such shares of Series M Stock to the Corporation, in the manner and at the place designated in the notice of redemption or exchange, and on the redemption or exchange date, the full redemption price or shares of Series L Stock, as the case may be, for such shares of Series M Stock shall be paid or delivered to the Person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be returned to authorized but unissued shares. Upon surrender (in accordance with the notice of redemption or exchange) of the certificate or certificates representing any shares to be so redeemed or exchanged (properly endorsed or assigned for transfer, if the Corporation shall so require and the notice of redemption or exchange shall so state), such shares shall be redeemed by the Corporation at the redemption price or exchanged by the Corporation for shares of Series L Stock. If fewer than all the shares represented by any such certificate are to be redeemed, a new certificate shall be issued representing the unredeemed shares, without cost to the holder thereof, together with the amount of cash, if any, in lieu of fractional shares.

          7.3. If a notice of redemption or exchange shall have been given as provided in Section 7.1, dividends on the shares of Series M Stock so called for redemption shall cease to accrue, such shares shall no longer be deemed to be outstanding, and all rights of the holders thereof as stockholders of the Corporation with respect to shares so called for redemption or exchange (except the right to receive from the Corporation the redemption price or the Series L Stock without interest) shall cease (including any right to receive dividends otherwise payable on any Dividend Payment Date that would have occurred after the time and date of redemption or exchange) either (i) from and after the time and date fixed in the notice of redemption or exchange as the time and date of redemption or exchange (unless the Corporation shall default in the payment of the redemption price or shall fail to satisfy its exchange obligation, in which case such rights shall not terminate at such time and date) or (ii) if the Corporation shall so elect and state in the notice of redemption, from and after the time and date (which date shall be the date fixed for redemption or an earlier date not less than 30 days after the date of mailing of the redemption notice) on which the Corporation shall irrevocably deposit in trust for the holders of the shares to be redeemed with a designated bank or trust company doing business in the Borough of Manhattan, City and State of New York, as paying agent, money sufficient to pay at the office of such paying agent, on the redemption date, the redemption price. Any money so deposited with any such paying agent that shall not be required for such redemption shall be returned to the Corporation forthwith. Subject to applicable escheat laws, any moneys so set aside by the Corporation and unclaimed at the end of one year from the redemption date shall revert to the general funds of the Corporation, after which reversion the holders of such shares so called for redemption shall look only to the general funds of the Corporation for the payment of the redemption price without interest. Any interest accrued on funds so deposited shall be paid to the Corporation from time to time.

          7.4. In the event that fewer than all the outstanding shares of Series M Stock are to be redeemed, the shares to be redeemed shall be determined pro rata or by lot, as determined by the Corporation, except that the Corporation may redeem such shares held by any holder of fewer than 100 shares (or shares held by holders who would hold fewer than 100 shares as a result of such redemption), as may be determined by the Corporation.

          8.  Change of Control.
              ------------------

          8.1. Upon the occurrence of a Change of Control of the Corporation, the Corporation shall make an offer (the "Change of Control Offer") to each holder of Series M Stock to repurchase, out of funds legally available therefor, all or any part of such holder's Series M Stock at a purchase price per share in cash equal to 101% of the Liquidation Preference thereof, plus an amount equal to all Accrued Dividends thereon to the date of purchase. The Change of Control Offer must be made within 30 days following a Change of Control, shall remain open for at least 30 and not more than 40 days and shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other applicable securities laws and regulations.

          8.2. In the event the Corporation shall be required to make a Change of Control Offer pursuant to Section 8.1 hereof, notice of such Change of Control Offer shall be given by first-class mail, to each record holder of shares of Series M Stock, at such holder's address as the same appears on the books of the Corporation. Each such notice shall state: (i) that a Change of Control has occurred; (ii) the last day on which the Change of Control Offer may be accepted (the "Expiration Date");
(iii) the repurchase price; (iv) the name and address of the paying agent; and
(v) the procedures that holders must follow to accept the Change of Control
Offer.

          8.3. On or before the Expiration Date, each holder of shares of Series M Stock wishing to accept the Change of Control Offer shall surrender the certificate or certificates representing such shares of Series M Stock that such holder wishes to have repurchased to the Corporation, in the manner and at the place designated in the notice described in Section 8.2, and on the repurchase date, the full repurchase price for such shares of Series M Stock shall be payable to the Person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be returned to authorized but unissued shares. Upon surrender (in accordance with the notice described in Section 8.2) of the certificate or certificates representing any shares to be so repurchased (properly endorsed or assigned for transfer, if the Corporation shall so require and the notice of a Change of Control Offer shall so state), such shares shall be repurchased by the Corporation at the repurchase price. In case fewer than all the shares represented by any such certificate are to be repurchased, a new certificate shall be issued representing the non-repurchased shares, without cost to the holder thereof, together with the amount of cash, if any, in lieu of fractional shares.

          9.  Voting.
              -------

          9.1. The shares of Series M Stock shall have no voting rights except as required by law or as set forth below:

                   (a) If and whenever at any time or times, a Voting Rights Triggering Event occurs, then the number of directors constituting the Board of Directors shall be increased by two (without duplication of any such increase in directorships required under the terms of any other Parity Stock) and the holders of shares of Series M Stock, voting or consenting, as the case may be, together as a class with the holders of any shares of Parity Stock entitled to vote thereon and as to which (i) dividends are in arrears or unpaid in an aggregate amount equal to or exceeding the amount of dividends payable thereon for six quarterly dividend periods or (ii) redemption or exchange obligations have not been satisfied (together with the Series M Stock, the "Voting Rights Class"), will be entitled to elect two directors of the Corporation to fill the newly created directorships.

                   (b) Such voting rights may be exercised initially either by written consent or at a special meeting of the holders of the shares of the Voting Rights Class, called as hereinafter provided, or at any annual meeting of stockholders held for the purpose of electing directors, and thereafter at each such annual meeting until such time as all dividends in arrears on the shares of this Series shall have been paid in full and/or all redemption or exchange obligations have been satisfied, as applicable, at which time or times such voting rights and the term of the directors elected pursuant to Section 9.1(a) shall terminate.

                   (c) At any time when such voting rights shall have vested in holders of shares of the Voting Rights Class described in Section 9.1(a), and if such rights shall not already have been exercised by written consent, a proper officer of the Corporation may call, and, upon the written request of the record holders of shares representing twenty-five percent (25%) of the voting power of the shares then outstanding of the Voting Rights Class, addressed to the Secretary of the Corporation, shall call a special meeting of the holders of shares of Voting Rights Class. Such meeting shall be held at the earliest practicable date upon the notice required for annual meetings of stockholders at the place for holding annual meetings of stockholders of the Corporation, or, if none, at a place designated by the Board of Directors. Notwithstanding the provisions of this Section 9.1(c), no such special meeting shall be called during a period within the 60 days immediately preceding the date fixed for the next annual meeting of stockholders.

                   (d) At any meeting held for the purpose of electing directors at which the holders of the Voting Rights Class shall have the right to elect directors as provided herein, the presence in person or by proxy of the holders of shares representing more than fifty percent (50%) in voting power of the then outstanding shares of the Voting Rights Class shall be required and shall be sufficient to constitute a quorum of such class for the election of directors by such class.

                   (e) Any director elected pursuant to the voting rights created under this Section 9.1 shall hold office until the next annual meeting of stockholders (unless such term has previously terminated pursuant to Section 9.1(b)) and any vacancy in respect of any such director shall be filled only by vote of the remaining director so elected by holders of the Voting Rights Class, or if there be no such remaining director, by the holders of shares of the Voting Rights Class by written consent or at a special meeting called in accordance with the procedures set forth in this Section 9, or, if no such special meeting is called or written consent executed, at the next annual meeting of stockholders. Upon any termination of such voting rights, the term of office of all directors elected pursuant to this Section 9 shall terminate.

                   (f) So long as any shares of Series M Stock remain outstanding, unless a greater percentage shall then be required by law, the Corporation shall not, without the affirmative vote at a meeting or the written consent with or without a meeting of the holders of shares of Series M Stock representing at least a majority of the outstanding shares of Series M Stock voting or consenting, as the case may be, separately as one class, (i) create, authorize or issue any Senior Stock or (ii) amend the Certificate or the Certificate of Incorporation so as to affect adversely the specified rights, preferences, privileges or voting rights of holders of shares of Series M Stock. The holders of at least a majority of the outstanding shares of Series M Stock, voting or consenting, as the case may be, separately as one class, may waive compliance with any provision of the Certificate.

                   (g)  In exercising the voting rights set forth in this
Section 9.1, each share of Series M Stock shall have a number of votes equal to its Liquidation Preference.

          9.2. Except as set forth in Section 9.1, the Corporation may (a) create, authorize or issue any shares of Junior Stock or Parity Stock or (b) increase or decrease the amount of authorized capital stock of any class, including any preferred stock, without the consent of the holders of Series M Stock, voting or consenting separately as a class, and in taking the actions specified in (a) and (b) the Corporation shall not be deemed to have affected adversely the rights, preferences, privileges or voting rights of holders of shares of Series M Stock.

          10.  Liquidation Rights.
               -------------------

          10.1. In the event of any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, the holders of the shares of Series M Stock shall be entitled to receive out of the assets of the Corporation available for distribution to stockholders up to their Liquidation Preference of $1,000 per share plus Accrued Dividends thereon in preference to the holders of, and before any distribution is made on, any Junior Stock, including, without limitation on any Common Stock.

          10.2. Neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the property and assets of the Corporation nor the merger or consolidation of the Corporation into or with any other corporation, or the merger or consolidation of any other corporation into or with the Corporation, shall be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, for the purposes of this Section 10.

          10.3. After the payment to the holders of the shares of Series M Stock of full preferential amounts provided for in this Section 10, the holders of Series M Stock as such shall have no right or claim to any of the remaining assets of the Corporation.

          10.4. In the event the assets of the Corporation available for distribution to the holders of shares of Series M Stock upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such holders are entitled pursuant to Section 10.1, no such distribution shall be made on account of any shares of any Parity Stock upon such liquidation, dissolution or winding up unless proportionate distributable amounts shall be paid on account of the shares of Series M Stock, ratably, in proportion to the full distributable amounts for which holders of all Parity Stock are entitled upon such liquidation, dissolution or winding up.

          11.  Merger, Consolidation and Sale of Assets.  Subject to the next
               -----------------------------------------
sentence, without the affirmative vote or consent of the holders of at least a majority of the outstanding shares of Series M Stock, voting or consenting, as the case may be, separately as one class, the Corporation may not consolidate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets to, any Person unless: (a) the Person formed by such consolidation or merger (if other than the Corporation) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made shall be a corporation organized or existing under the laws of the United States or any State thereof or the District of Columbia; (b) each share of Series M Stock shall be converted into or exchanged for and shall become a share of such successor, transferee or resulting corporation or a parent corporation of such corporation, having in respect of such successor, transferee or resulting corporation or parent corporation substantially the same powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations or restrictions thereon, that the Series M Stock had immediately prior to such transaction; and (c) immediately after giving effect to such transaction, no Voting Rights Triggering Event shall have occurred or be continuing.

          12.  Transfer Agent and Registrar.  The transfer agent and registrar
               -----------------------------
(the "Transfer Agent") for the Series M Stock shall be ChaseMellon Shareholder Services L.L.C. The Corporation may, in its sole discretion, remove the Transfer Agent with 10 days' prior written notice to the Transfer Agent and appoint a successor Transfer Agent prior to such removal.

          13.  Covenant to Report.  Notwithstanding that the Corporation may not
               -------------------
be subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act, the Corporation will provide the Transfer Agent and the holders of Series M Stock with all information, documents and reports specified in Section 13 and Section 15(d) of the Exchange Act.

          14.  Other Provisions.
               -----------------

          14.1. With respect to any notice to a holder of shares of Series M Stock required to be provided hereunder, neither failure to mail such notice, nor any defect therein or in the mailing thereof, to any particular holder shall affect the sufficiency of the notice or the validity of the proceedings referred to in such notice with respect to the other holders or affect the legality or validity of any distribution, right, warrant, reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding up, or the vote upon any such action. Any notice that was mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the holder receives the notice.

          14.2. Shares of Series M Stock issued and reacquired will, upon compliance with the applicable requirements of the DGCL, have the status of authorized but unissued shares of Preferred Stock of the Corporation undesignated as to series and may with any and all other authorized but unissued shares of Preferred Stock of the Corporation be designated or redesignated and issued or reissued, as the case may be, as part of any series of Preferred Stock of the Corporation, except that any issuance or reissuance of shares of Series M Stock must be in compliance with the Certificate.

          14.3.  The shares of Series M Stock shall be issuable in whole shares.

          14.4. The Corporation shall be entitled to recognize the exclusive right of a person registered on its records as the holder of shares of Series M Stock for all purposes.

          14.5. All notice periods referred to herein shall commence on the date of the mailing of the applicable notice.

          IN WITNESS WHEREOF, TW Inc. has caused this certificate to be signed
and attested this [  ] day of [      ], 1996.

                                                   TW INC.


                                                   By:
                                                       -------------------------
                                                       Name:
                                                       Title: